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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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                               Wegener Corporation
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                (Name of Registrant as specified in its charter)

   Henry Partners, L.P., Matthew Partners, L.P., Henry Investment Trust, L.P.
                              and David W. Wright
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     (Name of person(s) filing proxy statement if other than the Registrant)

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                    (Henry Investment Trust, L.P. Letterhead)


                               September 29, 2005



BY FAX AND FEDERAL EXPRESS

The Board of Directors
Wegener Corporation
11350 Technology Circle
Duluth, GA  30097

Dear Ms. Eagle-Oldson and Gentlemen:

         I write to you on behalf of Henry Partners, L.P. and Matthew Partners, L.P. who collectively own over 7.0% of Wegener Corporation ("Wegener" or the "Company"). Reference is made to the Schedule 13D ("13D") we filed with the Securities and Exchange Commission on August 26, 2005.

         Since my telephonic meeting with the Company's independent directors on August 8, 2005, I have tried repeatedly to engage in a two-way dialogue with the board to discuss concrete changes that must occur now at Wegener. Indeed, our 13D indicated we would continue to attempt to have such a dialogue. Given your counsel's letter to me on August 17, 2005 acknowledging your appreciation for my "professional and polite manner", your unwillingness to engage in dialogue is perplexing. Your lack of response to my verbal request for a seat on Wegener's board only enhances these concerns and suggests that you place no real value on the cordial and constructive relationship that the Company has heretofore enjoyed with us as large and long-standing owners.

         In a further attempt to discuss change in a private and constructive manner, I spoke with Phylis Eagle-Oldson on September 21, 2005 in her capacity as the Chair of the Company's Audit Committee. Ms. Eagle-Oldson advised me that Wegener's board would be meeting on September 28, 2005. Although we were prepared to proceed immediately with a proxy campaign, I felt our conversation was useful and I decided to give you one more chance to advance change in a private and amicable manner. However, as I clearly expressed previously to Troy Woodbury, and which Ms. Eagle-Oldson confirmed has been conveyed to each of you, if we were compelled to take further steps to advance change in the face of your non-responsiveness, then such steps, such as this letter, would be made public.

         The areas of concern that I conveyed during the August 8, 2005 meeting were Wegener's poor operating results, the recent large option grant to the Company's CEO, Robert Placek, and the Company's corporate governance practices.
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         The Company's operating results are unacceptable. Wegener has lost money on an operating basis in four of the last five fiscal years and has pre-announced that it will also post a loss for the recently completed 2005 fiscal year, which will bring the record of money-losing years to five out of the last six. As I told you, a similarly situated public company board, faced with such dismal results from a company that has been in business for over 25 years, would either replace senior management in order to change the results or, if it concluded that a management change would not change the operating results or prospects, put the company up for sale. I pointed out that such moves would be in the best interests of shareholders and that if a management team and board of directors were so entrenched that it refused to do either, then the alternative would be for the owners of the company to change the composition of the board of directors.

         Mr. Woodbury has reported to me that Wegener management is busy preparing a new strategic plan to address the continued operating losses. Since I presume that this is something that is done every year, and since the Company rather consistently loses money in each ensuing year, I take no comfort from the fact that the same entrenched management team is preparing yet another plan for the same entrenched board of directors to review (which management team, by the way, comprises three-sevenths of the total board and thus has the potential to frame issues for the rest of the board). This report from Mr. Woodbury and your unwillingness to engage in real dialogue with a large and concerned owner suggests that you hope to continue business as usual at Wegener.

           Your failure to either change management or put the Company up for sale raises serious questions about your effectiveness as public company directors. Specifically, in the five fiscal years from 2000 to 2004, Wegener posted cumulative operating losses of $10.58 million while spending a total of $18.76 million on research, development and capitalized software expense ("R&D"). The result of this five year feast at the R&D table was fifth-year revenues (FY2004) of only $18.10 million. That's right. After a five-year R&D gorge, Wegener couldn't even sell enough product to match the cumulative R&D spend, much less earn any return whatsoever on that R&D investment. Even worse, Wegener's recent enterprise value (market capitalization plus debt, less cash) is less than the five-year R&D investment. In other words, in just the last five years, Mr. Placek and his management team have spent more on R&D than the entire, ongoing business is valued at today!

         As is evidenced by the numbers, you, as a board, have failed to preserve and protect the owner's capital from the repeated failures of Mr. Placek and his management team. In the face of such awful results, this management team does not deserve additional chances to lose even more of the owners' equity. The seeming lack of action by the board in the face of these results is unconscionable.

         In light of your legally mandated duty of care as directors of a Delaware corporation, I don't think it is unreasonable for shareholders to be concerned. Recurring operating losses, declining revenues and no change in the management team suggest that
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a sale of the Company be considered. Has it been? What care are you taking of the Company's owners?

         Given the board's outright rejection of the opportunity to negotiate a sale of the Company to Radyne Corp. over two years ago and the Company's subsequent failure to deliver any profitable years since despite your assurances to the owners otherwise, we hope that the application of your duty of care has now resulted in an environment where Wegener management has been directed to promptly report all expressions of interest in the Company to the full board, and that any such expressions then receive an unbiased and thorough review.

          If that is not the case, however, and the board's studied and careful determination is instead that Wegener is simply not for sale, then the Company should announce that fact publicly and explain why. Absent such an explanation, interested parties should feel free to take their interest directly to the shareholders, irrespective of the existence of the Company's rights plan. In the end it is the owners, not Mr. Placek or the board, who know what is best for them.

         The second area of concern I reviewed with you on August 8, 2005 was the super-sized, immediately-vested ten-year option grant to Mr. Placek that was approved by the independent directors on July 22, 2005, a mere 23 days after Wegener's stock price took a 40% drop on the announcement that the previously projected-as-profitable FY2005 would instead be another money-losing year. We wrote to the option-granting directors on July 28, 2005 requesting an explanation of this extremely generous grant to Mr. Placek, pointing out that while it was "quite attractive from Mr. Placek's point of view", we were "unable to see how it benefits the Company or its non-affiliated shareholders". The response we received was not satisfactory.

         Along with your legally mandated duty of care, you also have a legally mandated duty of loyalty as directors of a Delaware corporation. This duty of loyalty, however, is to the Company and its shareholders, not to Mr. Placek. Granting a large, fully vested stock option to Mr. Placek promptly after his presiding over unexpected operating losses and a collapsed stock price certainly can only be viewed by shareholders as putting Mr. Placek's interest ahead of theirs. I am confident that in the coming weeks, as more and more owners become aware of the peculiar history and circumstances surrounding this option grant, they, too, will be as disgusted as we are with the extent of your apparent loyalty to Mr. Placek and his money-losing leadership.

         As I have said repeatedly, you may have a good and reasonable explanation for Mr. Placek's option grant; if so, I have an open mind and I am eager to hear it. The fact that you have not done so only raises concerns about your actions. Absent an immediate reasonable explanation, we repeat our call for Mr. Placek and the board to agree to rescind this inappropriate option grant.

         The last matter I reviewed in our meeting was the Company's poor corporate governance practices. These include the unwillingness of management to conduct quarterly earnings conference calls with stockholders and analysts, the issuance of a poison pill without shareholder approval, the existence of a staggered board of directors that perpetuates entrenchment, the inability of the owners to change the Company's by-laws, the lack of separation of the roles of chairman of the board and CEO, the lack of a succession-planning process at the board level, the high proportion of inside directors on the board, and the almost absolute lack of Company stock ownership amongst the independent directors.

         Many of these shareholder-unfriendly policies could be eliminated by the simple decree of the four independent directors who comprise a bare majority of the Company's board.

         I also suggested to you that given the poor results that had been achieved during the board's stewardship, the Company might benefit from having some new perspectives in the boardroom, particularly those of people with a significant ownership interest in the Company. As of today, I see no evidence that the current board of directors has any intention of changing its composition or reforming or improving its corporate governance practices. The consistently unprofitable environment fostered under the leadership of Mr. Placek and the current management team and sanctioned by the independent directors must change.

         Make no mistake -- the disrespected owners of Wegener have tolerated the status quo until now only because they have had no choice. They are a group waiting to be empowered. Presented with a choice, I am confident that a majority of them will support change.

          A review of the Company's public filings indicates that none of you has any other public company board experience. Having served on two other public company boards myself, I am willing to offer my perspectives and experience to help Wegener have a better governed, more owner-focused board, prerequisites, in my view, for Wegener to regain sustained profitability and credibility with its owners. By this letter I repeat my request that I be named promptly to the Company's board of directors. I am confident that a majority of the Company's owners would support such a step.

         Because of our grave concerns about the board's ability to reverse Wegener's declining fortunes, we have by separate letter today requested a copy of the Company's list of shareholders for the purpose of communicating directly with the other owners of the Company. Additionally, we have retained the proxy solicitation firm of MacKenzie Partners, Inc. to provide strategic advice.

         Let me outline for you the likely campaign that will unfold if the owners are forced to nominate their own slate of directors in order to effect change. It will be pointed out that although the actual amount of Wegener stock owned by many of you is little or none, we and our fellow stockholders have invested our own money in the stock of Wegener based on the Company's prospects, our trust in management's predictions of better times ahead and the quite reasonable expectation that the independent directors on the board would be looking after shareholder interests. Instead, Wegener reports disappointing results, in between rejecting a possible merger with a better-capitalized company by not even meeting with the interested buyer. The management team has not changed, the stock price declines and no one is held accountable for the poor results. In fact, the CEO receives a large stock option grant shortly after the price of the stock suffers a serious decline.

         Further, the other owners will be made aware of the repeated private efforts that were made by us to effect change at Wegener and the fact that you ignored them and our request for board representation, even when you had reason to believe that other large shareholders would support such an appointment. Finally, we will point out that the expenditure of any additional corporate funds by the Company in this proxy campaign to preserve incumbent board seats could have been avoided.

         Now, ask yourself this question: If long-suffering Wegener owners are presented with the choice of re-electing the same directors that have presided over these continued bad results or electing new directors who offer the prospect of change, which would they vote for?

         If you think they would re-elect the incumbents, then you are in denial. If you think they would vote for new directors dedicated to change, you are probably right and in any event display a good dose of common sense. As such, you should be responsive to working with large, active owners in order to effect promptly the changes you have concluded will likely be supported by the owners anyway.

         We will be amending our 13D to reflect various matters referred to in this letter. As mentioned earlier, we will be making this letter public by including it as an exhibit to our amended 13D. Out of respect for the thoughtful conversation I had with Ms. Eagle-Oldson last week, I determined, as you are aware, to wait until your September 28, 2005 board of directors meeting to give you one additional chance to work with me privately to effect change now. Unfortunately, you have declined to accept my offer to serve on Wegener's board or to even indicate whether you support the concept of Wegener's owners having direct representation on the Company's board.

         Since you have chosen not to enter into meaningful, good faith dialogue, I have concluded that you are not interested in working with your owners to effect change. You will now face a process that will result in the owners of Wegener deciding to retain or dismiss Mr. Placek and Wendell Bailey from the board of directors at the next annual meeting of shareholders.

         Finally, I caution you to resist the temptation to try to preserve your entrenchment by directing counsel to manipulate the corporate machinery in an attempt to stifle the will of the owners. It is very clear that Delaware law is averse towards directors who attempt to disenfranchise shareholders from their statutorily-guaranteed right to elect new directors if they so choose.

                                            Very truly yours,

                                            HENRY INVESTMENT TRUST, L.P.

                                            by:  Canine Partners, LLC,
                                                    its General Partner

                                            by:   /s/ David W. Wright
                                                  -------------------
                                                    David W. Wright,
                                                    President



THIS LETTER CONSTITUTES SOLICITING MATERIAL UNDER SEC RULE 14A-12. HENRY PARTNERS, L.P., MATTHEW PARTNERS, L.P., HENRY INVESTMENT TRUST, L.P. AND DAVID
W. WRIGHT, ARE PARTICIPANTS IN THIS SOLICITATION. YOU MAY OBTAIN INFORMATION REGARDING THE IDENTITY OF EACH PARTICIPANT AND A DESCRIPTION OF EACH PARTICIPANT'S DIRECT OR INDIRECT INTERESTS IN THE SOLICITATION FROM THEIR PROXY MATERIALS THAT WILL BE MAILED TO YOU PRIOR TO THE ANNUAL MEETING.

WE ADVISE YOU TO READ THE PROXY STATEMENT OF THE PARTICIPANTS WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. AT THE TIME THEY FILE THE MATERIALS WITH THE SEC, YOU WILL BE ABLE TO OBTAIN THE PROXY STATEMENT AND ANY OTHER SOLICITING MATERIAL FOR FREE AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. YOU MAY ALSO OBTAIN FOR FREE A COPY OF THE PROXY STATEMENT AND THE OTHER MATERIALS BY CONTACTING MACKENZIE PARTNERS, INC. AT 1-800-322-2885 OR 1-212-929-5500 (CALL COLLECT).